Exhibit 10.22
Cosmogia Inc.
955 Benecia Ave.
Sunnyvale, CA 94085

December 19, 2011

Robert H. Schingler Jr.

Re: Offer of Employment

Dear Robbie:

I am pleased to offer you the position of Chief Operating Officer and Chief Financial Officer for Cosmogia Inc. (the “Company”). This letter sets forth the terms and conditions of your employment with the Company. It is important that you understand clearly both what your benefits are and what the Company expects of you. By signing this letter, you will be accepting employment on the following terms.

1.Effective Date. Your employment will commence on December 19, 2011 (the “Effective Date”).

2.Duties. Your job title will be Chief Operating Officer and Chief Financial Officer, reporting to William Marshall. Your duties generally will be in the areas of operating the company including human resources, financial operations, and creating an environment for innovation and strategic direction and implementation of all product development, customer relations, investment relations and ensuring the company remains purpose driven. Additionally, you may be assigned other duties as needed. This is a full-time position. Your hours will be 9am to 5pm.

3.Compensation. This is an exempt position and you will be paid an annual base salary of $125,000. Your compensation will generally be reviewed annually. All reasonable business expenses that are documented by you and incurred in the ordinary course of business will be reimbursed in accordance with the Company's standard policies and procedures.

4.Stock Options. You have already been granted by the Company's Board of Directors an incentive stock option to purchase shares of the Company's Common Stock (the “Common Stock”). The Option will be granted under, and will be subject to the terms and conditions of, the Company's 2011 Stock Incentive Plan and your individual Stock Option Agreement.

5.Employee Benefits. You will be eligible to participate in Company-sponsored benefits. This will include health benefits, vacation, sick leave, holidays and other benefits that the Company may offer to similarly situated employees from time to time. Your eligibility to receive such benefits will be subject in each case to the generally applicable terms and conditions for the benefits in question and to the determinations of any person or committee administering such benefits. The Company may from time to time, in its sole discretion, amend or terminate the benefits available to you and the Company's other employees. You will be covered by worker's compensation insurance, state disability insurance and other governmental benefit programs as required by state law.

6.Relocation Expenses. The Company will reimburse you for relocation expenses for your move from Washington, D.C. to San Francisco, CA, up to a maximum reimbursement of $5,000. The Company will only reimburse you for shipment of household goods. The Company will only reimburse you for such expenditures once you submit valid receipts in accordance with the Company's standard expense reimbursement policies.

7.Adjustments and Changes in Employment Status. The Company reserves the right to make personnel decisions regarding your employment, including but not limited to decisions regarding any transfers or other changes in duties or assignments, changes in your salary and other compensation, changes in benefits and changes in Company policies or procedures.

8.At-will Employment. Your employment with the Company is “at-will.” In other words, either you or the Company can terminate your employment at any time for any reason, with or without cause and with or without notice, without liability except as expressly set forth in this letter. This term of employment is not subject to change or modification of any kind except if in writing and signed by you and an authorized representative of the Company.

9.Taxes. All forms of compensation referred to in this letter are subject to reduction to reflect applicable withholding and payroll taxes and all other deductions required by law. You acknowledge that the Company does not have a duty to design its compensation policies in a manner that minimizes your tax liabilities, and you will not make any claim against the Company or its Board of Directors related to tax liabilities arising from your compensation.

10.Proprietary Information Agreement. You will be required to sign and abide by the terms of the enclosed Cosmogia Proprietary Information and Inventions Agreement prior to beginning employment.

11.References and Immigration Documents. This offer is contingent upon satisfactory completion of all of our reference and background checks, and on the ability to prove your identity and authorization to work in the U.S. for the Company. You must comply with the United States Citizenship and Immigration Services employment verification requirements and the Company will assist you through this process.

12.No Conflicting Obligations. By execution of this letter, you represent and warrant that your performance of this letter does not and will not breach any agreement you have entered into, or will enter into, with any other party. You agree not to enter into any written or oral agreement that conflicts with this letter.

13.Integrated Agreement. This letter supersedes any prior agreements, representations or promises of any kind, whether written, oral, express or implied between the parties hereto with respect to its subject matter. Likewise, this letter will constitute the full, complete and exclusive agreement between you and the Company with respect to its subject matter. This Agreement may only be changed in writing, signed by you and an authorized representative of the Company.

14.Severability. If any term of this letter is held to be invalid, void or unenforceable, the remainder of the terms herein will remain in full force and effect and will in no way be affected, and the parties will use their best efforts to find an alternative way to achieve the same result.

15.Governing Law. The terms of this letter and the resolution of any dispute as to the meaning, effect, performance or validity of this letter or arising out of, related to, or in any way connected with, this letter, your employment with the Company or any other relationship between you and the Company (a “Dispute”) will be governed by the laws of the State of California, without giving effect to the principles of conflict of laws. To the extent not subject to arbitration as described below, you and the Company consent to the exclusive jurisdiction of, and venue in, the state courts in San Francisco County in the State of California (or in the event of exclusive federal jurisdiction, the courts of the Northern District of California in connection with any Dispute or any claim related to any Dispute).

16.Arbitration. Except as prohibited by law, any Dispute between you and the Company (or between you and any officer, director, employee or affiliates of the Company, each of whom is hereby designated a third party beneficiary of this letter regarding arbitration) will be resolved through binding arbitration in San Francisco County, California under the Arbitration Rules set forth in California Code of Civil Procedure Section 1280 et seq., and pursuant to California law. Nothing in this arbitration provision is intended to prevent you from filing charges with state or federal agencies. THE PARTIES UNDERSTAND THAT BY AGREEING TO ARBITRATE DISPUTES THEY ARE WAIVING ANY RIGHT THEY MIGHT OTHERWISE HAVE TO A JURY TRIAL. This arbitration provision is not intended to modify or limit the right of the parties to seek equitable relief, such as an injunction or attachment, through judicial process, which will not be deemed a waiver of the right to demand and obtain arbitration.

To confirm your agreement with and acceptance of these terms, please sign one copy of this letter and return it to me. The other copy is for your records.

We look forward to your joining Cosmogia!

Sincerely,

Cosmogia Inc.

By: _________________________
William Marshall, CEO

Agreed and accepted as of the date written above:

________________________________
Robbie Schingler